                                                                   EXHIBIT 5.1

                                 Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C.  20005
                             Telephone (202) 347-0300

                                January 15, 1998


Board of Directors
First Keystone Financial, Inc.
22 West State Street
Media, Pennsylvania 19063

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $16,200,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of First Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), $16,200,000 aggregate liquidation amount of Capital Securities (the "Capital Securities") of First Keystone Capital Trust I, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Guarantee with respect to the Capital Securities (the "Guarantee") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, when:

          (i) the Registration Statement relating to the Debt Securities, the Capital Securities and the Guarantee has become effective under the Act;

          (ii) the Guarantee Agreement relating to the Guarantee with respect to the Capital Securities of the Issuer has been duly executed and delivered;

          (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

          (iv) the Capital Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of the Issuer and issued and delivered as contemplated in the Registration Statement,

Board of Directors
January 15, 1998
Page 2

the Debt Securities and the Guarantee relating to the Capital Securities of the Issuer will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We understand that you have received an opinion regarding the Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Corporation and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of New Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P



                                        By: /s/Philip Ross Bevan
                                            --------------------------------
                                            Philip Ross Bevan, a Partner